SUBLICENSE AND SUPPLY AGREEMENT

THIS SUBLICENSE AND SUPPLY AGREEMENT is dated as of August 4, 2000 and is entered into between

TRINITY MEDICAL GROUP USA, INC. ("TMGUSA"), a Florida Corporation, having a place of business at 3753 Howard Hughes Parkway, Las Vegas, NV 89109, U.S.A; and


TRINITY ASSETS COMPANY LIMITED ("TAC"), a company incorporated in Thailand, having a place of business at 425/129 Soi Sirijulsawek, Silom Road, Bangkok 10500, Thailand.

WITNESSETH:

WHEREAS, THE IMMUNE RESPONSE CORPORATION (" IRC") and TRINITY MEDICAL GROUP COMPANY LIMITED ("TMG") entered into the License and Collaboration Agreement dated as of 15 September 1995 (the "License Agreement").

WHEREAS, TMG assigned all of its rights and obligations under the License Agreement to TMGUSA pursuant to the terms and conditions of the Assignment Agreement dated as of 3 August 2000 (the "Assignment Agreement").

WHEREAS, TMGUSA, Dr. Vina Churdboonchart and TMG entered into the Collaboration and Supply Agreement dated as of 1 December 1999 (the "Collaboration and Supply Agreement").

WHEREAS, TMGUSA and TAC hereby enter into this Sublicense and Supply Agreement dated as of 4 August 2000 (the "Distribution and Supply Agreement").

WHEREAS, TMGUSA intends to sublicense some of its rights and obligations assigned to it pursuant to the Assignment Agreement and supply the Product purchased from IRC to TAC in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties agree as follows:

ARTICLE 1.        DEFINITION AND INTERPRETATION

Unless otherwise specified in this Agreement, terms used in this Agreement shall have the same meanings as provided in the License Agreement between TMG and The Immune Response Corporation dated September 15, 1995.

ARTICLE 2.        DEVELOPMENT PROGRAM

2.1      Subcontract of the Development Program
         --------------------------------------

         2.1.1 TMGUSA agrees to subcontract the Development Program to be performed by it in the normal course of its business to TAC and TAC shall perform the Development Program in compliance with the terms and conditions as specified in the License Agreement and shall be in compliance in all material respects with all requirements of laws and regulations of the United States and the applicable countries of the Territory, together with all good laboratory practices and good clinical practices of the United States and the applicable countries of the Territory.

         2.1.2 The subcontracting of the Development Program shall not involve the transfer of Product Know-How to Third Parties without the prior express written consent of IRC.

         2.1.3    TMGUSA shall supervise the subcontract work.

2.2      Expenses of the Development Program
         -----------------------------------

         2.2.1 In performing the subcontract work of the Development Program as specified in Article 2.1, TAC shall invoice TMGUSA appropriate expenses associated with clinical trials until full regulatory approval of the Product ("Remune") in Thailand is granted.

         2.2.2    Acceptable direct expenses and pay rates include:

                  a)       Principal Investigator Time at US $250 per hour.

                  b) All travel expenses including air fare at First Class rates, lodging and meals, including incidentals.

                  c) All telephone, fax, and document delivery charges between TAC and TMGUSA, IRC, Thai Governmental officials, Mahidol University personnel, clinical trial collaborators, patients, publications, and conferences.

                  d) Associate Researcher labor for clinical trial data statistical analysis at US $125 per hour.

                  e) CD4 and viral load laboratory assays at US $50 per hour labour or per test result, whichever is greater.

                  f) All other actual laboratory fees and cost of necessary laboratory equipment purchases as may be required in order to carry out the study in accordance with internationally accepted standards.

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

                  g) Rental and maintenance costs of an appropriate study coordinating center including office, furniture, computers and other data processing equipment necessary at the study center or at the study test sites.

2.2.3    Publication Expense Reimbursement
         ---------------------------------

                  h) TAC is to receive reimbursement from TMGUSA for activities and expenses as per section 2.2.2 related to each instance of publication of scientific results of the Product in peer reviewed scientific journals. Such reimbursement is to be made for all publications submitted prior to full regulatory approval of the Product in Thailand. Example publications include but are not limited to the Journal of AIDS, Journal of Human Virology, and the New England Journals of Medicine.

                  i) TAC is to receive reimbursement for direct expenses from TMGUSA as per section 2.2.2 for each oral presentation of Product study results in front of an international scientific conference where such conference has more than 50 attendees from different organizations. Such award is to be made for all presentations submitted prior to full regulatory approval of the Product in Thailand. Evidence of presentation is a copy of the program that included the presentation's abstract.

                  j) TAC is to receive reimbursement for direct expenses from TMGUSA as per section 2.2.2 for each poster
                           presentation   of   Product   study   results  in  an
                           AIDS-related international scientific conference. Such award is to be made for all presentations submitted prior to full regulatory approval of the Product in Thailand.

ARTICLE 3.        SUBLICENSES

3.1      Sublicense Rights
         -----------------

         TMGUSA hereby grants to TAC an exclusive sublicense in the Territory for the marketing, promoting, selling and distributing the Product. This sublicense shall be subject to the provisions of the License Agreement.

3.2      Rights to Market  and Sell the  Product in other  countries  other than
         -----------------------------------------------------------------------
         Thailand
         --------

         In the event that TAC, TMGUSA or any of its Affiliates secures the required marketing approval for the Product in a country in the Territory (other than Thailand), the profits from the sale of Product in such country shall be divided equally between TMGUSA, TAC or the relevant Affiliate.

3.3      Supports for the  Manufacturing  and other related  Facilities  for the
         -----------------------------------------------------------------------
         Marketing,  Promoting,  Selling  and  Distribution  of the  Product  in
         -----------------------------------------------------------------------
         Thailand
         --------

         TMGUSA agrees to provide support to TAC (in the form and substance satisfactory to both parties) for the warehousing, transportation, production of any related capital assets, plant equipment, land purchases or leases which are necessary for the marketing, promoting, selling and distribution of the Product in Thailand.

ARTICLE 4.        PRODUCT SUPPLY

4.1      Purchase and Sale of Products
         -----------------------------

         TMGUSA agrees to sell the Product to TAC at the price equal to the minimum of US $75 above the TMGUSA's cost of the Product for each [100 micrograms dose] purchased.

4.2      Adjustment of the Purchase Price
         --------------------------------

         If the Product is commercially sold or distributed in the Territory in other than 100 microgram doses, the parties shall negotiate in good faith a mutually acceptable adjustment to the purchase price.

4.3      Payment Terms
         -------------

         TMGUSA shall extend credit to TAC for the Product orders that are consigned to distributor(s), provided that TAC is able to provide sufficient cash at the time of delivery to cover the cost of the Product (including cost of goods from the manufacturer, shipping and direct expenses).

         TAC shall pay the remaining balance within 90 days after the shipment of the Product.

ARTICLE 5.        CONFIDENTIALITY

5.1      Nondisclosure Obligations
         -------------------------

         Except as otherwise provided in this Article 5, during the term of the Agreement and for a period of five (5) years thereafter, TAC shall maintain in confidence and use only for purposes of the Agreement all information and data, of any type whatsoever, (a) disclosed by IRC and/or TMGUSA and identified as, or acknowledged to be, confidential, or (b) resulting from the Development Program or relating to the Product (the "Confidential Information").

5.2      Permitted Disclosures
         ---------------------

         To the extent it is reasonably necessary or appropriate to fulfill its obligations under this Agreement, TAC may disclose (a) Confidential Information it is otherwise obligated under this Article 5 not to disclose to its employees, directors, officers or any other persons related to the Development Program on a need-to-know basis on the condition that such persons agree in writing, or are subject to a written Institution policy, to keep the Confidential Information confidential for the same time periods and to the same extent as TAC is required to keep the Confidential Information confidential and (b)

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

         Confidential Information to governmental or other regulatory authorities to the extent that such disclosure is required by applicable law, regulation or court order, provided that TAC shall, to the extent practicable, give advance written notice to TMGUSA thereof and sufficient opportunity to object to such disclosure or to request upon discover of any unauthorized use or disclosure of the Confidential Information.

         The obligation not to disclose or use Confidential Information shall not apply to the extent that TAC can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure by TAC, or thereafter became public knowledge, other than as a result of actions of TAC, its directors, officers, employees or any other persons related to the Development Program, in violation hereof, (ii) the disclosed information was rightfully known by TAC or its affiliates (as shown by its written records) prior to the date of disclosure to TAC hereunder; or (iii) the disclosed information was disclosed to TAC or its affiliates on an unrestricted basis from a source unrelated to any party to the Agreement and not under a duty of confidentiality to IRC or TMGUSA.

5.3      Publication
         ------------

         Subject to the provisions of Sections 5.1 and 5.2 above, TAC shall have the right to publish the results of the Development Program; provided, however, that TAC shall provide TMGUSA and IRC the opportunity to review any proposed manuscripts or any other proposed disclosure describing such results not less than sixty (60) days prior to their proposed submission for publication or other proposed disclosure. TMGUSA or IRC shall have the right to require the delay of any such publication or disclosure for a period of up to ninety (90) days to permit to prepare and file such patent applications as it believes are necessary or desirable to protect any patentable subject matter to be disclosed in such publication or other disclosure. TMGUSA or IRC shall also have the right to require the delay of any such publication or disclosure until such time as TMGUSA or IRC has filed such results with the FDA.

5.4      Terms and Conditions of the Agreement
         -------------------------------------

         TAC and TMGUSA shall not disclose any terms or conditions of the Agreement to any Third Party without the prior consent of the other parry, except as required by applicable law or to Persons with whom TAC or TMGUSA has entered into or proposes to enter into a business relationship, provided that such Persons shall enter into the required confidentiality agreement.

ARTICLE 6.        MISCELLANEOUS

6.1      Notices
         --------

         Any consent, notice or report required or permitted to be given or made under the Agreement by a party to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, air mail or internationally-recognized courier) air mail or internationally-recognized courier, postage prepaid (where applicable), addressed to the other party at its address indicated furnished in writing to the addressor and (except as otherwise provided in the Agreement) shall be effective upon receipt by the addressee.

         If to TMGUSA:                 Trinity Medical Group USA, Inc.
                                       3753 Howard Hughes Parkway
                                       Las Vegas, NV 89109
                                       U. S. A.

                                       Attention:  Mr. James S. Namnarth, Ph.D.
                                                   Chief Operating Officer

         If to TAC:                    Trinity Assets Company Limited
                                       425/l29 Soi Sirijulsawek
                                       Silom Road
                                       Bangkok 10500, Thailand

                                       Attention:   Mr. Inthanom Churdboonchart
                                                    Director

6.2      Applicable Law
         ---------------

         This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of Nevada.

6.3      Entire Agreement
         -----------------

         The Agreement between TMGUSA and TAC, together with their respective exhibits, contain the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by the Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

6.4      Headings
         ---------

         The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections of this Agreement.

6.5      Independent Contractors
         -----------------------

         It is expressly agreed that TMGUSA and TAC shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither TMGUSA nor TAC shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

6.6      Waiver
         -------

         The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

For and on behalf of TRINITY MEDICAL GROUP USA, INC.

By:
/s/ Vina Churdboonchart                   /s/ James Namnath
------------------------------------      --------------------------------------



For and on behalf of
TRINITY ASSETS COMPANY LIMITED

By:
/s/ Inthanom Churdboonchart               /s/ Orranart Churdboonchart
------------------------------------      --------------------------------------


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